EXHIBIT 10(w)

Summary of Compensation Arrangements for
Named Executive Officers and Directors

Compensation Arrangements for Named Executive Officers

Following is a description of the compensation arrangements that have been approved by the Compensation & Benefits Committee of the Board of Directors of Johnson & Johnson (the “Compensation Committee”) on February 8, 2010 for the Company’s Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers in 2009 (the “Named Executive Officers”).

Annual Base Salary:

The Compensation Committee has approved the following base salaries, effective February 22, 2010, for the Named Executive Officers:

William C. Weldon	$1,860,000
Chairman/CEO
Dominic J. Caruso	$753,900
Vice President, Finance; CFO
Russell C. Deyo	$873,100
Vice President, Human Resources and General Counsel
Colleen Goggins	$827,200
Worldwide Chairman, Consumer Group
Sherilyn S. McCoy	$785,900
Worldwide Chairman, Pharmaceuticals Group

Annual Performance Bonus:

The Compensation Committee has approved the following annual performance bonus payments for performance in 2009 (paid in the form of 85% cash and 15% Company Common Stock as determined by the Compensation Committee):

Mr. Weldon	$3,600,000
Mr. Caruso	$1,004,000
Mr. Deyo	$1,164,000
Ms. Goggins	$1,007,000
Ms. McCoy	$1,205,000

Stock Option and Restricted Share Unit Grants:

The Compensation Committee has approved the following stock option and Restricted Share Unit (“RSU”) grants under the Company’s 2005 Long-Term Incentive Plan (the “LTI Plan”). The stock options were granted at an exercise price of $62.62, at the “fair market value” (calculated as the average of the high and low prices of the Company’s Common Stock on the New York Stock Exchange) on February 8, 2010. The options will become exercisable on February 9, 2013 and expire on February 7, 2020. The RSUs will vest on February 9, 2013, upon which, the holder, if still employed by the Company on such date, will receive one share of the Company’s Common Stock for each RSU.

Mr. Weldon	586,873 stock options	48,906 RSUs
Mr. Caruso	119,770 stock options	9,981 RSUs
Mr. Deyo	131,747 stock options	10,979 RSUs
Ms. Goggins	134,159 stock options	11,180 RSUs
Ms. McCoy	143,724 stock options	11,977 RSUs

Non-Equity Incentive Plan Awards:

The Compensation Committee has approved the following non-equity incentive plan awards in recognition of performance during 2009 under the Company’s Certificates of Long-Term Performance (“CLP”) program. Vested awards are not paid out until the earlier of ten years from the date of grant or retirement or other termination of employment. As of the grant date, the defined present value per CLP was $4.69. The CLP unit value will vary over time based on the performance of the Company.

Mr. Weldon	1,471,215	CLPs
Mr. Caruso	383,795	CLPs
Mr. Deyo	319,830	CLPs
Ms. Goggins	383,795	CLPs
Ms. McCoy	469,085	CLPs

Due to the change in the planning basis of CLP awards from a vesting-based approach under the Certificates of Long-term Compensation Plan (the “CLC Plan”) to a grant-based approach under the new CLP Plan, which replaced the CLC Plan effective February 2010, certain executives were adversely impacted. The Committee approved selected one-time CLP awards to transition these executives to the new CLP Plan:

Mr. Caruso	148,400	CLPs
Mr. Deyo	426,440	CLPs
Ms. Goggins	211,430	CLPs

Equity Compensation for Non-Employee Directors

Each Non-Employee Director receives non-retainer equity compensation in the first quarter of each year under the LTI Plan in the form of shares of restricted Common Stock having a fair market value of $100,000 on the grant date. Accordingly, each Non-Employee Director was granted 1,596 shares of restricted Common Stock under the LTI Plan on February 8, 2010. The restricted shares will become freely transferable on February 8, 2013.